Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Current Report on Form 8-K of our report dated January 2, 2024, relating to the financial statements of Pointward Inc. as of and for the years ended December 31, 2022 and 2021 and to all references to our firm included in this Current Report.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

January 2, 2024